EXHIBIT 23

                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated May 3,2004, appearing in the Annual Report on page F-2 of Form 10-KSB of Odyssey Marine Exploration, Inc. and Subsidiaries for the year ended February 29, 2004, in the Company's Registration Statements on Form S-8, SEC File No. 333-50325 and 333-76038 regarding the 1997 Stock Option Plan and SEC File No. 333-50343 regarding the Consulting Agreement; and in the Company's Registration Statement on Form S-3, SEC File No. 333-42824.



/s/ Ferlita, Walsh & Gonzalez, P.A.
Ferlita, Walsh & Gonzalez, P.A.
3302 Azeele Street
Tampa, Florida  33609

May 28, 2004